EXHIBIT 1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such Schedule 13D with respect to the Common Stock of the Issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 16, 2024.

RENE SINDLEV		RS BIO APS

By:	/s/ Rene Sindlev	By:	/s/ Rene Sindlev
	Rene Sindlev		Name:	Rene Sindlev
			Title:	Chief Executive Officer